                                                                 Exhibit 10.11.1

                         AMENDMENT TO THE PROFIT SHARING PLAN

    The Compensation Committee recommended and the Board of Directors approved, at a special meeting on January 20, 1997, the following changes to the Profit Sharing Plan:

    A:   Commencing in 1997, the profit sharing pool will be calculated on profits in excess of a threshold amount equal to 20% of the Company's book value at the beginning of the year.

    B:   The profit sharing pool will be based on operating income (income before income taxes, but after management fees, authorization of good will, other costs associated with acquisitions, and interest on debt incurred with respect to acquisition of businesses or of plant and capital equipment).

    C:   The Pool will be calculated at 14% of income, as defined above, in excess of the 20% of equity threshold, as defined above, for any fiscal year.

    D:   The Chief Executive Officer will determine the allocation of the pool among participants subject to approval of the Compensation Committee. The Chief Executive Officer's portion of the pool may not exceed 40% of the total.

    E:   The restriction that no participant may receive in any fiscal year a profit sharing distribution exceeding 150% of his base salary will be eliminated, retroactive to January 1, 1996. The Committee also recommended that Mr. Echtenkamp's Employment Contract be amended to eliminate this provision, retroactive to January 1, 1996.


                                         -62-